Exhibit 99

Contact information: Investor Relations: Bob Vold 651.325.4300 Media: David Ewald 651-290-6276 Cell: 612-490-2650

For Immediate Release

Gander Mountain Company Announces Second Quarter 2009 Results

ST. PAUL, Minn., Sept 1, 2009 /PRNewswire-FirstCall/ — Gander Mountain Company (www.GanderMtn.com) (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle apparel and footwear, products and services today announced results for the second fiscal quarter ended August 1, 2009.

Fiscal 2009 second quarter consolidated sales were $248.4 million compared to consolidated sales of $252.9 million for the second quarter of fiscal 2008, a 1.8 percent decrease.

Consolidated SG&A costs, as a percentage of sales, increased 110 basis points to 27.6 percent of sales in the quarter, reflecting increased advertising expense.

Consolidated net loss was $7.3 million for the fiscal 2009 second quarter compared to a consolidated net loss of $4.9 million for the same quarter last year. The increased loss resulted primarily from discounts and markdowns associated with the withdrawal from PowerSports categories and increased advertising expense.  Gander Mountain reported a net loss per share of $0.30 compared with a net loss per share of $0.20 for the second quarter of fiscal 2008.

Retail segment sales for the second quarter were $210.8 million, a decrease of $2.3 million or 1.1 percent, as compared to the fiscal 2008 second quarter. Direct segment sales were $37.6 million for the quarter, compared to $39.7 million for the same quarter last year, a decrease of 5.4 percent.

Comparable store sales during the second quarter of fiscal 2009 declined 2.4 percent. The firearms, ammunition, hunting accessories, fishing, marine and camping categories all experienced comparable store sales gains during the quarter. During the quarter, Gander Mountain substantially completed its withdrawal from the boat, ATV and power sport services categories. Excluding the negative 4.2 percent impact of these categories, comparable store sales were a positive 1.8 percent during the quarter.

Retail segment net loss was $9.1 million compared to a retail net loss of $6.8 million for the second quarter of last year.  Net income for the direct segment was $1.7 million for the quarter, compared with $2.0 million for the second quarter of last year, reflecting start up costs related to the Gander Mountain direct business.

Improvement in inventory management resulted in a decrease in retail segment inventory of 7.1 percent per square foot year-over-year.

For the 26 weeks ended August 1, 2009, the company reported sales of $476.1 million, an increase of 3.4 percent over the same period in fiscal 2008.  Comparable store sales for the 26-week fiscal 2009 period increased 2.2 percent. Excluding the negative 4.8 percent impact of boat and ATV sales and power sport services, comparable store sales were a positive 7.0 percent for the first half of 2009. The company reported a net loss for the 26-week period of $26.0 million, or $1.07 per share, compared with a net loss of $29.3 million, or $1.22 per share for the 26 weeks ended August 2, 2008.

“A difficult retail environment slowed Gander Mountain’s progress during the second quarter, as overall sales declined slightly,” said David C. Pratt, chairman and interim chief executive officer. “Positive comparable store sales in our core categories and continued gains in initial margin were offset by costs associated with exiting PowerSports as well as increased marketing efforts.  We continue to apply a more disciplined approach to our operations, capital, and expense decisions.  While we expect the retail environment to be challenging in the second half of the year, our ongoing efforts to improve operating margins, manage costs and reduce debt will continue into the second half of the year.”

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine, and outdoor lifestyle apparel and footwear, products and services. Established in 1960, the Gander Mountain brand has offered an expanding assortment of outdoor equipment, technical apparel and footwear, as well as gunsmith and archery services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors” culture, Gander Mountain dedicates itself to creating outdoor memories. There are 116 conveniently located Gander Mountain outdoor lifestyle stores in 23 states and three outlet stores.  Customers may also shop at www.GanderMtn.com. For the nearest store location call 800-282-5993 or visit www.GanderMtn.com. Gander Mountain is also the parent company of Overton’s (www.overtons.com), a leading catalog and Internet based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2008 and other required reports, as filed with the SEC, which are available at http://www.GanderMtn.com and at the SEC’s Website at http://www.sec.gov.

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Gander Mountain Company

Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
Sales	$248,413	$252,873	$476,067	$460,535
Cost of goods sold	184,045	185,390	364,796	351,023
Gross profit	64,368	67,483	111,271	109,512
Operating expenses:
Selling, general and administrative expenses	68,484	66,939	130,611	125,896
Exit costs and related charges	388	316	673	1,092
Pre-opening expenses	—	408	299	2,035
Loss from operations	(4,504)	(180)	(20,312)	(19,511)
Interest expense, net	2,611	4,509	5,228	9,351
Loss before income taxes	(7,115)	(4,689)	(25,540)	(28,862)
Income tax provision	220	165	440	437
Net loss	$(7,335)	$(4,854)	$(25,980)	$(29,299)

Basic and diluted loss per common share	$(0.30)	$(0.20)	$(1.07)	$(1.22)

Weighted average common shares outstanding	24,196	24,087	24,196	24,069

Gander Mountain Company

Consolidated Balance Sheets

(In thousands)

	August 1,	January 31,
	2009	2009
	unaudited
Assets
Current assets:
Cash and cash equivalents	$1,534	$1,655
Accounts receivable	19,082	10,784
Income taxes receivable	—	62
Inventories	395,183	358,127
Prepaids and other current assets	12,487	12,132
Total current assets	428,286	382,760
Property and equipment, net	154,012	162,180
Goodwill	47,114	47,114
Acquired intangible assets, net	18,631	19,130
Other assets, net	1,693	1,936
Total assets	$649,736	$613,120

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$259,709	$204,514
Accounts payable	81,921	63,863
Accrued and other current liabilities	50,538	55,456
Notes payable - related parties	10,000	10,000
Current maturities of long term debt	18,054	15,628
Total current liabilities	420,222	349,461

Long term debt	42,099	50,402
Deferred income taxes	6,121	5,954
Other long term liabilities	27,086	27,398

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 24,197,199 and 24,195,736 shares issued and outstanding)	242	242
Additional paid-in-capital	278,974	278,691
Accumulated deficit	(125,008)	(99,028)
Total shareholders’ equity	154,208	179,905
Total liabilities and shareholders’ equity	$649,736	$613,120

Gander Mountain Company

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended
	August 1,	August 2,
	2009	2008
Operating activities
Net loss	$(25,980)	$(29,299)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,356	15,661
Exit costs and related charges	622	605
Stock-based compensation expense	275	703
Gain on disposal of assets	(77)	(17)
Change in operating assets and liabilities:
Accounts receivable	(8,237)	(6,828)
Inventories	(37,055)	(13,524)
Prepaids and other current assets	(355)	(3,072)
Other assets	(65)	1,186
Accounts payable and other liabilities	12,677	25,053
Deferred income taxes	167	209

Net cash used in operating activities	(42,672)	(9,323)

Investing activities
Purchases of property and equipment	(5,510)	(12,299)
Acquisition related expenses	—	(164)
Proceeds from sale of assets	77	29

Net cash used in investing activities	(5,433)	(12,434)

Financing activities
Borrowings under credit facility, net	55,195	13,959
Proceeds from short term notes payable - related parties	—	10,000
Reductions in long term debt	(7,219)	(3,393)
Proceeds from exercise of stock options and employee stock purchases	8	235

Net cash provided by financing activities	47,984	20,801

Net decrease in cash	(121)	(956)
Cash, beginning of period	1,655	2,622
Cash, end of period	$1,534	$1,666

Non-cash investing activities: During the 26 weeks ended August 1, 2009 and August 2, 2008, the Company acquired equipment totaling approximately $1.3 million and $2.9 million, respectively, that was financed through capital leases. These amounts are excluded from Purchases of property and equipment in this statement of cash flows.

Gander Mountain Company

Segment Information - Unaudited

(In thousands)

Statement of Operations data:

	13 Weeks Ended			13 Weeks Ended
	August 1, 2009			August 2, 2008
	Retail	Direct	Total	Retail	Direct	Total
Sales	$210,837	$37,576	$248,413	$213,145	$39,728	$252,873
Depreciation and amortization	7,278	260	7,538	7,491	160	7,651
Exit costs and related charges	388	—	388	316	—	316
(Loss) income from operations	(6,815)	2,311	(4,504)	(2,973)	2,793	(180)
Net (loss) income	$(9,070)	$1,735	$(7,335)	$(6,829)	$1,975	$(4,854)

	26 Weeks Ended			26 Weeks Ended
	August 1, 2009			August 2, 2008
	Retail	Direct	Total	Retail	Direct	Total
Sales	$420,707	$55,360	$476,067	$401,138	$59,397	$460,535
Depreciation and amortization	14,841	515	15,356	14,872	789	15,661
Exit costs and related charges	673	—	673	1,092	—	1,092
(Loss) income from operations	(20,946)	634	(20,312)	(21,716)	2,205	(19,511)
Net (loss) income	$(25,429)	$(551)	$(25,980)	$(29,645)	$346	$(29,299)

Balance Sheet data:

	As of August 1, 2009			As of January 31, 2009
	Retail	Direct	Total	Retail	Direct	Total
Total assets	$558,963	$90,773	$649,736	$517,812	$95,308	$613,120
Inventories	376,679	18,504	395,183	334,868	23,259	358,127
Goodwill and acquired intangibles	145	65,600	65,745	400	65,844	66,244
Long term debt	$17,099	$25,000	$42,099	$20,402	$30,000	$50,402